PLANETLINK COMMUNICATIONS, INC. ANNOUNCES DECISION TO
                          RESTATE FINANCIAL STATEMENTS


      Cumming, Georgia (January 19, 2005)-- Planetlink Communications, Inc. (the "Company") today filed a Form 8-K with the Securities and Exchange Commission disclosing that the Board of the Directors of the Company has determined that the financial statements for the fiscal year ended December 31, 2003 and the first three quarters of the fiscal year ended December 31, 2004 should be restated.

      The Board of Directors reached this conclusion on January 19, 2005, in consultation with, and upon the recommendation of, its Audit Committee and management of the Company. The Audit Committee and management have discussed the matters disclosed in this press release with the Company's independent auditors.

      At this stage of the investigation by the Company's Board of Directors, it is too early to determine whether the Company's previously reported results of operations for the fiscal year ended December 31, 2003 and the first three quarters of the fiscal year ended December 31, 2004 will be materially affected by this restatement. Since the investigation is ongoing, there can be no assurance that, upon completion of the investigation, the Board of Directors will not conclude, either for quantitative or qualitative reasons, that the Company's historical financial statements require restatement with respect to matters or periods beyond those discussed above. In such event, there can be no assurance that the amount of those additional adjustments will not be material individually or in the aggregate.